Exhibit (h)(iv)(d)
AMENDMENT NO. 4
to the
FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT
          This Amendment is made as of August 18, 2009 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).
          WHEREAS, on August 18, 2009, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2010; and
          WHEREAS, MCM agrees to the continuation of the Agreement through October 31, 2010.
          NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:
     1. The term of the Agreement is hereby extended through October 31, 2010.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.
MUNDER SERIES TRUST

By:	Stephen J. Shenkenberg Vice President, Secretary & CCO
MUNDER CAPITAL MANAGEMENT

By:	Peter K. Hoglund
Managing Director, Chief Administrative Officer